Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of May 1, 2015 between Zoned Properties, Inc., a Nevada corporation (the “Company”) and Patricia Haugland, an individual residing in the State of Arizona (“Executive”).

RECITAL

The Company and Executive desire to enter into this Agreement to ensure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1.     Title; Directorship.

(a) Title. The Company hereby employs Executive as its Chief Operating Officer, and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the term of this Agreement, Executive shall be and have the title, duties and authority of Chief Operating Officer of the Company and shall devote her entire business time and all reasonable efforts to her employment and shall perform diligently such duties as are customarily performed by the Chief Operating Officer of companies of like size and structure as the Company, together with such other duties as may be reasonably required from time to time by the Chief Executive Officer of the Company. Without limiting the generality of any of the foregoing, and except as hereafter expressly agreed in writing by Executive, Executive shall not be required to report to any party other than to the Chief Executive Officer of the Company.

2.     Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end at 11:59 p.m., local time, on the date that is five (5) years from the date hereof, provided, however, that the term of this Agreement shall automatically renew for successive one (1) year terms, unless Executive or the Company gives written notice to the other not less than sixty (60) days prior the expiration of the then current term that she or it, as the case may be, is electing not to so extend the term of this Agreement (the “Employment Period”). Notwithstanding the foregoing, the term of this Agreement shall end on the date on which Executive’s employment is earlier terminated by her or the Company in accordance with the provisions of Paragraph 7(a) below.

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3.     Outside Interests. Executive shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent to the business of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may attend to outside passive investments, and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations, so long as such activities do not materially interfere with Executive’s full-time employment hereunder. Notwithstanding the above, the Executive shall be authorized to continue to receive the passive income generated from: (i) Executive’s IBA Agreement with West USA, as is currently the case, and (ii) Executive’s spouses’ ownership interest in a business venture related to the ownership and rental of certain real estate properties.

4.     Compensation.

(a) Salary. For all services she may render to the Company during the term of this Agreement, the Company shall pay to Executive the following salary in those installments customarily used in payment of salaries to the Company’s senior executives (but in no event less frequently than monthly):

(i)      for the first (1st) year of this Agreement, a salary of One Hundred Thousand Dollars ($100,000) per annum plus Fifteen Thousand (15,000) shares of the Company’s restricted common stock issuable upon signing of this document.

(ii)     for each year thereafter during the term of this Agreement, Executive’s salary shall be determined by the Compensation Committee under direction of the Company’s Board of Directors.

(b) Signing Bonus. Executive shall be granted a signing bonus consisting of an option to purchase 50,000 shares (the “Option”) of the Company’s common stock at an Option price of $1.00, which Option shall vest ninety (90) days after the date of this Agreement (the “Probationary Period”), provided this Agreement has not been terminated as provided hereunder. The Option shall be issued on the date hereof and delivered to the Company’s legal counsel, to be held in escrow, pending Executive’s satisfactory completion of the Probationary Period.

(c) Bonus Participation. Executive shall be entitled to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for the Company’s senior executives generally, with pertinent terms and goals to be established quarterly or otherwise by the Compensation Committee in its sole discretion. The Company shall notify the Executive on a regular basis the status of any potential pending bonus program.

(d) Benefits. Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to all benefits provided by the Company to senior executives generally from time to time during the term of this Agreement.

(e) Vacation. Executive shall be entitled to THREE (3) weeks of paid vacation per year, which shall vest monthly on a pro-rata schedule, and which cannot be carried over from year to year without prior written approval from the CEO.

(f) Automobile. Executive shall not be entitled to use of a Company automobile; however, if at any time the Executive shall be entitled to the use of a Company automobile, the Company shall provide automobile insurance therefor. Executive understands and agrees that such Automobile would be furnished for business use only.

(g) Insurance. Executive shall be reimbursed up to ZERO ($0.00) per month for payment of Executive’s medical/health and life insurance.

(h) Cell Phone/laptop. The Company shall not provide Executive with a cell phone nor a laptop; however, in the event that the Company does provide Executive with either a cell phone or a laptop, those items shall remain the property the Company and shall be returned upon termination of this Agreement.

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(i) Business Expenses. Executive will be issued a Company expense card for payment of business expenses in furtherance of Executive’s responsibilities and obligations under this Agreement. Executive shall deliver to the Company (no less than monthly or immediately upon request by the Company) proper documentation for all such expenses and charges for all travel, hotel and business expenses when incurred on Company business during the term of this Agreement.

(j) Perquisites. Executive shall be entitled to such perquisites as are provided by the Company to senior executives generally from time to time during the term hereof.

(k) Liability Insurance. Executive will at all relevant times be covered under any contract of directors and officers liability insurance that covers officers of the Company.

(l) ESOP Stock Plan. Executive shall be granted 250,000 shares from the Company’s Employee Stock Option Plan (ESOP), over a five (5) year period, upon satisfactory completion of the Probationary Period and in accordance with the vesting schedule outlined below:

Vesting Date	# of Shares	Performance Measures Met

05/01/16	50,000	TBD by CEO & Executive

05/01/17	50,000	TBD by CEO & Executive

05/01/18	50,000	TBD by CEO & Executive

05/01/19	50,000	TBD by CEO & Executive

05/01/20	50,000	TBD by CEO & Executive

As a prerequisite to the vesting of ESOP shares, on each Vesting Date, Executive must be employed and serving as the Company’s COO, this Agreement must be in full force and effect and no default shall exist hereunder.

Upon a Change in Control and provided that the Agreement is in full force and effect, all un-vested ESOP shares shall vest immediately. For purposes hereof, “Change in Control” means the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing, including a debt financing that is convertible into equity, of the Company approved by a majority of the Board of Directors), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

5.     Executive Stock Awards Plan. During the term of this Agreement, Executive shall participate in any executive stock award plan the Company’s Board of Directors may adopt.

6.     Payment in the Event of Death or Disability.

(a) In the event of Executive’s death or Disability during the term of this Agreement, for a period equal to the lesser of (i) three (03) months following the date of such death or Disability or (ii) the balance of the term that would have remained hereunder at such date had Executive’s death or disability not occurred, the Company shall continue to pay to Executive (or her estate) Executive’s then effective per annum rate of salary, as determined under Paragraph 4(a), and provide to Executive (or to her family members covered under her family medical coverage) the same family medical coverage as provided to Executive on the date of such death or Disability.

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(b) Except as otherwise provided in Paragraph 6(a), in the event of Executive’s death or Disability Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to any unpaid salary, bonus, or benefits accrued, earned and/or fully vested up to and including the date of such death or Disability.

(c) For purposes of this Agreement, Executive’s Disability shall be deemed to have occurred after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred fifty (150) or ninety (90) days, as the case may be, Executive, by reason of her physical or mental disability or illness, shall have been unable to discharge her duties hereunder. The date of Disability shall be such one hundred fiftieth (150th) or ninetieth (90th) day, as the case may be. If the Company or Executive, after receipt of notice of Executive’s Disability from the other, dispute that Executive’s Disability shall have occurred, Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital selected by the Company and, unless such physician shall issue his written statement to the effect that in his or her opinion, based on his or her diagnosis, Executive is capable of resuming her employment and devoting her full time and energy to discharging her duties within thirty (30) days after the date of such statement, such Disability shall be deemed to have occurred.

(d) The payments to be made by the Company to Executive hereunder shall be offset and reduced by the amount of any insurance proceeds (on a tax-effected basis) paid to Executive (or her estate) from insurance policies obtained by the Company other than insurance policies provided under Company-wide employee benefit and welfare plans.

7.     Termination.

(a) The employment of Executive under this Agreement:

(i)      shall be terminated automatically upon the death or Disability of Executive;

(ii)     may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

(iii)     may be terminated at any time by the Company without Cause with thirty (30) days’ advance notice to Executive;

(iv)    may be terminated (a) at any time by Executive with thirty (30) days’ advance notice to the Company; (b) at any time during the Probationary Period, by the Company and (c) shall be terminated automatically if Executive does not accept assumption of this Agreement by, or an offer of employment from, a purchaser of all or substantially all of the assets of the Company; or

(v)    may be terminated at any time by Executive if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Executive, provided that Executive has given notice of such breach within ninety (90) days after she has knowledge thereof and the Company did not have Cause to terminate Executive at the time such breach occurred.

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(b) Upon any termination hereunder, Executive shall be deemed automatically to have resigned from all offices and any directorship held by her in the Company, unless the Company informs Executive otherwise.

(c) Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Executive after such date.

8.     Certain Termination Payments.

(a) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive pursuant to Paragraph 7(a)(v), in either case other than within two years after a Change in Control, the Company shall (i) continue to pay to Executive the per annum rate of salary then in effect under Paragraph 4(a) for the duration of the initial five year term or any renewal term, and provide her and her family with the benefits described in Paragraph 4 then in effect (unless the terms of the applicable plans expressly prohibit the continuation of such benefits after such termination and cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation, in which case the Company shall procure and pay for substantially similar substitute benefits except for any pension or 401(k) Plan benefit) for the remaining un-renewed Term of the Agreement. In addition, all accrued but un-vested future Company stock grants issuable to the Executive pursuant to this Agreement shall become vested.

(b) If Executive’s employment is terminated by the Company with Cause or is terminated pursuant to Paragraph 7(a)(iv), Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid salary and benefits accrued and earned by her under Paragraph 4 up to and including the Date of Termination.

9.     Definitions.

(a) “Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

(b) “Cause” means:

(i)      Executive’s conviction of, or plea of “no contest” to, a felony;

(ii)     Executive’s willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company; or

(iii)    Executive’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive.

(c) “Change in Control” means the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing, including a debt financing that is convertible into equity, of the Company approved by a majority of the Board of Directors), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

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(d) “Person” shall have the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, and shall include a “group” (as defined in Section 13(d) of the Exchange Act).

10.    Certain Covenants

(a) Noncompete and Nonsolicitation. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of her duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for one (1) year after termination of Executive’s employment and this Agreement under Paragraph 7 hereof, Executive shall not, directly do or suffer any of the following:

(i)      Subject to Paragraph 3 above, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant.

(ii)     Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or

(iii)    Induce any person who is a customer of the Company to terminate said relationship.

(b) Nondisclosure; Return of Materials. During the term of her employment by the Company and following termination of such employment, Executive will not disclose (except as required by her duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Executive becomes informed or aware during her employment, whether or not developed by Executive. In the event of the termination of her employment with the Company or the expiration of this Agreement, Executive will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to her employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

(c) Executive expressly agrees and understands that the remedy at law for any breach by her of this Paragraph 10 may be inadequate and that the damages flowing from such breach are not easily measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 10, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Executive pursuant to this Agreement. Nothing in this Paragraph 10 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 10 that may be pursued by the Company.

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(d) If Executive shall violate any legally enforceable provision of this Paragraph 10 as to which there is a specific time period during which she is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(e) Executive has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon the Company under this Paragraph 10, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

(f) Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prohibit the Executive from making any disclosure of violations of federal law or regulation to the Department of Justice, SEC, or other relevant government agency or entity.

11.    Withholding Taxes. All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

12.    No Conflicting Agreements. Executive represents and warrants that she is not a party to any agreement, contract or understanding, whether an employment contract or otherwise, that would restrict or prohibit her from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

13.    Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

14.    Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and her heirs, personal and legal representatives, executors, successors and administrators. The Company may assign this Agreement to a purchaser (or an affiliate of a purchaser) of all or substantially all the assets of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to its assets as aforesaid that becomes bound by all the terms and provisions of this Agreement. If the Executive should die while any amounts are still payable to her, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

15.    Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth at the end of this Agreement, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 15.

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16.    Consent to Jurisdiction. Executive and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the Arizona courts and the United States district court(s) in Arizona for the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts. The Executive understands and agrees that the Company is a Nevada based Company and that the Executive is required to perform her duties in all jurisdictions that the Company may operate. The Company may allow the Executive to perform services in other locations, including out of Executive’s home, on a case by case basis, but in no event will such accommodation alter or serve as a waiver to this jurisdictional clause. This jurisdictional clause is a material provision to this contract and the Company would not enter into this Agreement, but for Executive’s agreement and understanding to this provision.

17.    Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that he or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph 17.

18.    Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

19.    Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharge. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

20.    Governing Law. This Agreement shall be governed by and construed exclusively according to the laws of the State of Arizona.

21.    Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

22.    Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

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23.    Rejection of Benefits. If Executive chooses not to accept any benefits offered by the Company herein, the Company shall not reimburse the Executive for any such benefit nor provide a cash equivalent in lieu of providing such benefit.

   IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above

“Company”

Zoned Properties, Inc.

By:	/s/ Bryan McLaren

Name: Bryan McLaren
Title: CEO / President
Date: 5-1-15

“Executive”

By:	/s/ Patricia Haugland

Name: Patricia Haugland
Title: COO
Date: May 1, 2015

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